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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or          6. If Amendment, Date
    Oscar Acquisition Corporation             Statement                     Trading Symbol                        of Original
----------------------------------------      (Month/Day/Year)              Oacis Healthcare Holdings Corp.       (Month/Day/Year)
     (Last)     (First)     (Middle)          02/21/99                      ("OCIS")
 10260 Campus Point Drive                  ----------------------------  ----------------------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        -----------------------
             (Street)                         Number of Reporting             Person to Issuer               7. Individual or Joint/
 San Diego          CA         92121          Person (Voluntary)            (Check all applicable)              Group Filing (Check
--------------------------------------                                         Director     X    10% Owner      applicable line)
      (City)      (State)      (Zip)       ----------------------------  -----            -----                     Form filed by
                                                                               Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security        2. Amount of Securities               3. Ownership Form:          4. Nature of Indirect
    (Instr. 4)                  Beneficially Owned                    Direct (D) or               Beneficial
                                (Instr. 4)                            Indirect (I)                Ownership (Instr. 5)
                                                                      (Instr. 5)
                                         -------------------------------------------------------------------------------------------
Common Stock, par value      No securities beneficially owned      Not applicable               Filing requirement was triggered
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$0.01 per share                                                                                 through execution of stockholder
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                                                                                                agreements dated as of February
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                                                                                                21, 1999 between Oscar Acquisition
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                                                                                                Corporation and certain stockholders
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                                                                                                of the issuer
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Securities          Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:
                                                                                /s/ KEVIN A. WERNER                     3-2-99
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.     as Secretary of Oscar
  If space provided is insufficient, See Instruction 6 for procedure.               Acquisition Corporation

                                                                                /s/ KEVIN A. WERNER                     3-2-99
                                                     (Print or Type Responses)  -------------------------------   ------------------
                                                                                **Signature of Reporting Person          Date
Other reporting person:
                                                                                as Assistant Secretary and
Science Applications International Corporation                                     Associate General Counsel
10260 Campus Point Drive                                                           of Science Applications
San Diego, CA 92121                                                                International Corporation

I.R.S. Identification Number 95-3630868

Oscar Acquisition Corporation is a wholly-owned subsidiary of Science Applications International Corporation
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